UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2016

KBR, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Jefferson Street

Suite 3400

Houston, Texas 77002

(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 753-3011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On May 18, 2016, KBR Holdings, LLC (“KBR Holdings”), a wholly owned subsidiary of KBR, Inc. (the “Company”) entered into an Agreement and Plan of Merger with Wyle, Inc., a Delaware corporation (“Wyle”), Road Runner Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of KBR Holdings (“Merger Sub”), and CSC Shareholder Services LLC, a Delaware limited liability company, (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Wyle, with Wyle continuing as a wholly owned subsidiary of KBR Holdings (the “Merger”). The aggregate consideration to be paid in the Merger by KBR Holdings to Wyle stockholders and certain holders of options is $600 million, subject to certain working capital, net debt, tax benefit, and other adjustments set forth in the Merger Agreement (the “Merger Consideration”). On May 18, 2016, the Company entered into a Guaranty Agreement pursuant to which the Company has guaranteed the obligations of KBR Holdings and Merger Sub under the Merger Agreement.

Holders of Wyle common stock outstanding immediately prior to the effective time of the Merger and holders of certain options to purchase Wyle common stock outstanding immediately prior to the effective time of the Merger which will become fully vested at such time, will be entitled to receive an amount in cash equal to their pro rata portion of the Merger Consideration, provided that payments with respect to outstanding options shall be net of the exercise price of such options and no payments shall be made with respect to options with an exercise price per share greater than the per-share Merger Consideration.

The Merger Agreement has been approved and adopted by the Board of Managers of KBR Holdings, the Board of Managers of Wyle and by a majority of the Wyle stockholders. The closing of the Merger is conditioned upon, among other things, (i) clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) other usual and customary closing conditions. The Merger Agreement contains termination rights for both KBR Holdings and Wyle, including that either party may terminate the Merger Agreement if the closing of the Merger has not occurred prior to the sixtieth (60th) day after the date of the Merger Agreement (subject to extension under certain circumstances). It is anticipated that the Merger Consideration will be funded from available cash on-hand and from funds available under the Company’s Amended and Restated Revolving Credit Agreement dated as of September 25, 2015.

The Merger Agreement contains customary representations and warranties for all parties and customary conditions to the parties’ obligations to close the transaction, as well as agreements to cooperate in the process of consummating the transaction. The Merger Agreement also contains provisions limiting the activities of Wyle which are outside of the usual course of business, including restrictions on employee compensation, certain acquisitions and dispositions of assets and liabilities, and solicitations relating to alternative acquisition proposals, pending completion of the Merger.

The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; are not intended as statements of fact to be relied upon by the Company’s investors, but rather as a way of allocating the risk between the parties to the Merger Agreement in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by the Company’s investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and investors should not rely on them as statements of fact. In addition, such representations and warranties (i) will not survive the consummation of the Merger and (ii) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement and not to provide investors with any other factual information regarding the Company or Wyle, their respective affiliates or their respective businesses.

ITEM 2.03	Creation of a Direct Financial Obligations or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

2.1*	Agreement and Plan of Merger by and among Wyle, Inc., KBR Holdings, LLC, Road Runner Merger Sub, Inc., and CSC Shareholder Services LLC dated as of May 18, 2016

10.1	Guaranty Agreement dated as of May 18, 2016 by and between KBR, Inc. in favor of Wyle, Inc.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

Date: May 23, 2016	By:	/s/ Beth Ann Dranguet
Beth Ann Dranguet
Assistant Corporate Secretary